SELIGMAN QUALITY MUNICIPAL FUND, INC.
PROXY RESULTS

Stockholders of Seligman Quality Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on October 19, 2006,in New York, New York and adjourned to November 10, 2006. The description of each proposal and number of shares voted are as follows:

Election of Directors:

Election by Holders of Common and Preferred Shares:

                                       For                  Withheld
                               ------------------       -------------
John R. Galvin                      4,031,446                128,993
Robert L. Shafer                    4,029,946                130,493
William C. Morris                   4,026,502                133,937


Ratification of Deloitte & Touche LLP as independent auditors for 2006:

                                        For        Against    Abstain
                                  ---------------  -------   ----------
                                      4,113,568     24,258     22,613